As filed with the Securities and Exchange Commission on January 11, 2022

Registration No. 333--

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BETTER THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3472546
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

548 Market Street, #49404

San Francisco, CA 94104

(415) 887-2311

(Address of Principal Executive Offices)

Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”)

Better Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”)

Better Therapeutics, Inc. 2020 Stock Option and Grant Plan (the “2020 Plan”)

(Full Title of the Plans)

Kevin J. Appelbaum

Chief Executive Officer

548 Market Street, #49404

San Francisco, CA 94104

(415) 887-2311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur R. McGivern, Esq.

Heidi Mayon, Esq.

Shoaib A. Ghias, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel:

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	4,780,135 shares(2)	$4.87(3)	$23,279,257.45	$2,157.99
Common stock, par value $0.0001 per share	516,027 shares(4)	$4.14(5)	$2,136,351.78	$198.04
Common stock, par value $0.0001 per share	850,015(6)	$4.87(3)	$4,139,573.05	$383.74
Total	6,146,177 shares		$29,555,182.28	$2,739.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “common stock”) of Better Therapeutics , Inc. (the “Registrant”) which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents 3,600,000 shares of common stock initially reserved for future issuance under the 2021 Plan plus 1,180,135 additional shares of common stock reserved for future issuance under the 2021 Plan on January 1, 2022. In addition to the shares registered under the 2021 Plan, to the extent that awards outstanding under the 2020 Plan as of the date of this Registration Statement are forfeited, cancelled, reacquired by the registrant prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) or shares are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, the number of shares underlying such awards will be available for future grant under the 2021 Plan. The 2021 Plan provides that the number of shares of common stock reserved and available for issuance under the 2021 Plan shall be cumulatively increased on January 1 of each year. The number of shares of common stock increased each year will be equal to the lesser of: (i) 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser amount as determined by the Registrant’s Board of Directors (the “Board”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $4.87, the average of the high and low sale prices of the common stock as reported on The Nasdaq Capital Market (“Nasdaq”) on January 5, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “Commission”)).

(4)

Represents 280,000 shares of common stock initially reserved for future issuance under the 2021 ESPP plus 236,027 additional shares of common stock reserved for future issuance under the 2021 ESPP on January 1, 2021. The 2021 ESPP provides that the number of shares of common stock reserved and available for issuance under the 2021 ESPP shall be cumulatively increased on January 1 of each year. The number of shares of common stock increased each year will be equal to the lesser of: (i) 560,000 shares of common stock of the Registrant, (ii) one percent (1%) of the number of shares of common stock of the Registrant issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of common stock of the Registrant as determined by the Board.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, and based on 85% of $4.87, the average of the high and low sale prices of the common stock as reported on Nasdaq on January 5, 2022 (such date being within five business days of the date that this Registration Statement was filed with the Commission). Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

(6)

Represents shares of common stock reserved for issuance under the 2020 Plan. No further grants will be made under the 2020 Plan. To the extent outstanding options granted under the 2020 Plan are forfeited, cancelled, reacquired by the registrant prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) or shares are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding and would otherwise have been returned to the share reserve under the 2020 Plan, the number of shares underlying such awards will be available for future grant under our 2021 Plan.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)

The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on December 10, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333- 261383), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (as filed with the Commission on March 31, 2021);

(c)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 (as filed with the Commission on May  24, 2021) and as amended by that Form 10-Q/A (as filed with the Commission on June 28, 2021), June 30, 2021 (as filed with the Commission on August  20, 2021) and September 30, 2021 (as filed with the Commission on November 23, 2021);

(d)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-39864 , filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 7, 2021, including any amendments or reports filed for the purpose of updating such description; and

(e)	The Registrant’s Current Reports on Form 8-K filed with the Commission on October 27, 2021, November 3, 2021, November 17, 2021, November 18, 2021, November 23, 2021 and November 26, 2021.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws, which became effective in connection with the completion of the Registrant’s business combination on October 28, 2021, that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions

The Registrant has entered into indemnification agreements with several of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. The registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the SEC on November 3, 2021).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to our Form 8-K filed with the SEC on November 3, 2021).

4.3	Amended and Restated Registration Rights Agreement, dated as of October 28, 2021 by and among Better Therapeutics, Inc., and each of the other shareholders party thereto. (incorporated by reference to Exhibit 10.16 to our Form 8-K filed with the SEC on November 3, 2021).

4.4	Subscription Agreement dated October 28, 2021 by and among Mountain Crest Acquisition Corp. II and Cowen and Company, LLC. (incorporated by reference to Exhibit 10.17 to our Form 8-K filed with the SEC on November 3, 2021).

4.5	Form of Subscription Agreement, dated as of April 6, 2021, by and among Mountain Crest Acquisition Corp. II and certain institutional and accredited investors (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the SEC on April 7, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Marcum, LLP, independent registered public accounting firm, as auditors of Mountain Crest Acquisition Corp. II.

23.2*	Consent of Elliott Davis, LLC, independent registered public accounting firm, as auditors of the Registrant.

Exhibit No.	Description

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1	2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on November 3, 2021).

99.2	2021 Option and Incentive Plan, as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on November 3, 2021).

99.3	2020 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the SEC on November 3, 2021).

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on January 11, 2022.

BETTER THERAPEUTICS, INC.

By:	/s/ Kevin Appelbaum
Name:	Kevin Appelbaum
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Kevin Appelbaum and Mark Heinen as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Kevin J. Appelbaum Kevin J. Appelbaum	Director, President and Chief Executive Officer (Principal Executive Officer)	January 11, 2022

/s/ David P. Perry David P. Perry	Executive Chairman and Director	January 11, 2022

/s/ Mark Heinen Mark Heinen	Head of Finance and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 11, 2022

/s/ Richard Carmona Richard Carmona	Director	January 11, 2022

/s/ Geoffrey Parker Geoffrey Parker	Director	January 11, 2022

/s/ Andrew Armanino Andrew Armanino	Director	January 11, 2022

/s/ Risa Lavizzo-Mourey Risa Lavizzo-Mourey	Director	January 11, 2022

/s/ Suying Liu Suying Liu	Director	January 11, 2022

/s/ Elder Granger Elder Granger	Director	January 11, 2022